Exhibit 10.25

STOCK PURCHASE AGREEMENT

by and among

Ecolab Inc.

Linkwell Tech Group, Inc.

And

Linkwell Corporation

February 15th, 2008

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TABLE OF CONTENTS
(continued)

		Page

Section 3.22	Product Warranty	21
Section 3.23	Product Liability	21
Section 3.24	Corruption and Trade Regulation	21
Section 3.25	Insurance	22
Section 3.26	Relationships with Affiliates	23
Section 3.27	Payments in connection with this Agreement	23
Section 3.28	Disclosure	23
Article 4	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR	23
Section 4.1	Organization and Good Standing	23
Section 4.2	Authority and Enforceability	24
Section 4.3	No Conflict	24
Section 4.4	Legal Proceedings	24
Section 4.5	Investment Intent	24
Section 4.6	Restricted Securities	24
Section 4.7	Accredited Investor	24
Section 4.8	Brokers or Finders	25
Article 5	COVENANTS	24
Section 5.1	Bridging Loans	25
Section 5.2	Use of Proceeds	26
Section 5.3	Operation of the Businesses of the Investee Companies	26
Section 5.4	Expenses	26
Section 5.5	Confidentiality	26
Section 5.6	Public Announcements	27
Section 5.7	Land and Workshops	27
Section 5.8	Further Actions	28
Article 6	CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE	28
Section 6.1	Conditions to the Obligation of the Investor	28
Section 6.2	Conditions to the Obligation of the Warrantors	30
Article 7	INDEMNIFICATION	31
Section 7.1	Indemnification by the Warrantors	31
Section 7.2	Indemnification by the Investor	32
Section 7.3	Claim Procedure	32

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TABLE OF CONTENTS
(continued)

Exhibit A	-	Consulting Agreement
Exhibit B	-	Distributor Agreement (Likang as Distributor)
Exhibit C	-	Distributor Agreement (Ecolab as Distributor)
Exhibit D	-	Sales Representative Agreement
Exhibit E	-	Registration Rights Agreement
Exhibit F	-	Stockholders Agreement
Exhibit G	-	Form of Promissory Notes

-iii-

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement") is made as of February 15th, 2008, by and among Ecolab Inc., a Delaware corporation (the "Investor"), Linkwell Tech Group, Inc., a Florida corporation (the "Company"), and Linkwell Corporation, a Florida corporation, (the "Parent", collectively with the Company, the "Warrantors").

WHEREAS, the Company and its Subsidiaries are involved in the development, manufacture, sale and distribution of disinfectant healthcare products;

WHEREAS, the Investor wishes to invest USD 2,000,000 in the Company in return for which the Investor shall receive an aggregate of 888,889 shares of common stock in the Company, par value $.001 per share, representing a ten percent (10%) fully diluted equity interest in the Company.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. For the purposes of this Agreement:

"Affiliate" means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term "Affiliate" also includes (a) the individual's spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual's spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commercial Agreements" means the Consulting Agreement, Distributor Agreements, and Sales Representative Agreement.

"Company Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) for the benefit of any current or former director, officer, employee or consultant of any Investee Company or ERISA Affiliate, or with respect to which any Investee Company or ERISA Affiliate has or may have any Liability, including any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), any Pension Plan, any Title IV Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by any Investee Company or ERISA Affiliate (or that has been maintained or contributed to in the last six years by any Investee Company or ERISA Affiliate) for the benefit of any current or former director, officer, employee or consultant of any Investee Company or ERISA Affiliate, or with respect to which any Investee Company or ERISA Affiliate has or may have any Liability.

"Confidential Information" means any information, in whatever form or medium, concerning the business or affairs of any of the Investee Companies.

"Consulting Agreement" means the consulting agreement in the form of Exhibit A to this Agreement, to be entered into at Closing by and between Shanghai Likang Disinfectant and Ecolab Chemicals Ltd.

"Contract" means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

"Distributor Agreements" means the distributor agreements in the forms of Exhibits B and C to this Agreement, to be entered into at Closing by and between Shanghai Likang Disinfectant and Ecolab Chemicals Ltd.

"Ecolab Chemicals Ltd" means Ecolab Chemicals Limited, a company of limited liabilities incorporated in the People's Republic of China, and being an Affiliate of the Investor.

"Encumbrance" means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

"Environmental Law" means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety and (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any other Person that, together with an Investee Company, would be treated as a single employer under Section 414 of the Code.

"GAAP" means generally accepted accounting principles for financial reporting in the United States or the PRC, as applicable, and as in effect as of the date of this Agreement.

"Governmental Authority" means any (a) federal, state, local, municipal, foreign or other government, (b) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government , (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) Public International Organization or multinational organization or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Governmental Authorization" means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

"Hazardous Material" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Indebtedness" means, with respect to any Person, without duplication, the following: (a) all obligations of an Investee Company for borrowed money; (b) all obligations of an Investee Company evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by an Investee Company, whether or not the obligation secured thereby has been assumed; (d) all guarantees by an Investee Company of obligations of others for borrowed money; and (e) all obligations, contingent or otherwise, of an Investee Company as an account party in respect of letters of credit and letters of guaranty.

"Intellectual Property" means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind, (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals); (g) all databases and data collections; and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

"Investee Companies" means, collectively, the Company and its Subsidiaries and "Investee Company" means any one of them.

"IRS" means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

"Judgment" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

"Knowledge": (a) an individual will be considered to have "Knowledge" of a fact or matter if the individual is actually aware of the fact or matter or a prudent individual could be expected to discover or otherwise become aware of the fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of the fact or matter and (b) an entity will be considered to have "Knowledge" of a fact or matter if any individual who is serving, or who has at any time served, as a director, manager or senior executive, officer, partner, executor or trustee of that entity (or in similar capacity) has, or at any time had, Knowledge of the fact or matter.

"Law" means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

"Liability" includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

"Likang Disinfectant" means Shanghai Likang Disinfectant High-Tech Company, Ltd, a company incorporated in the People's Republic and being one of the Subsidiaries.

"Loss" means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys' or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person.

"Material Adverse Effect" means any violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters, that has, or could reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), operating results, operations or business prospects of any Investee Company, or the ability of the Parent or the Company to perform its obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement.

"Occupational Safety and Health Law" means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Person" means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

"Proceeding" means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Promissory Notes” means the First Promissory Note and the Second Promissory Note.

"Public International Organization" means (a) any international organization formed by states, governments or other international organizations or (b) any organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288).

"Registration Rights Agreement" means the registration rights agreement in the form of Exhibit E to this Agreement, to be entered into at Closing by and between the Parent, the Company and the Investor.

Sales Representative Agreement" means the sales representative agreement in the form of Exhibit D to this Agreement, to be entered into at Closing by and between Shanghai Likang Disinfectant and Ecolab Chemicals Ltd.

"Shares" means the eight hundred eighty eight thousand eight hundred eighty nine (888,889) shares of Common Stock of the Company to be purchased by the Investor at Closing pursuant to the terms of this Agreement.

"Stockholders Agreement" means the stockholders agreement in the form of Exhibit F to this Agreement, to be entered into at Closing by and between the Parent, the Company and the Investor.

"Subsidiary" means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax" means (a) any federal, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee's income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that any Investee Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

"Tax Return" means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 1.2 Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Agreement	Preamble
Balance Sheet	3.5(a)
Claim Notice	7.3(a)
Closing	2.4(a)
Closing Date	2.4(a)
Common Stock	3.4(a)
Company	Preamble
Company Intellectual Property	3.13(a)
Confidentiality Agreement	5.2(a)
Controlling Party	7.4(c)
Investor	Preamble
Investor Indemnified Parties	7.1
Financial Statements	3.5
First Principal Loan Amount First Promissory Note Improvements	5.1(a) 5.1(a) 3.12(d)
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
Interim Balance Sheet	3.5(b)
Leased Real Property	3.12(b)
Likang Biological	6.1(e)(i)
Likang Trading	6.1(e)(vi)
Meirui	6.1(e)(ii)
Noncontrolling Party	7.4(c)
Objection Notice	7.3(b)
Owned Intellectual Property	3.13(c)
Owned Real Property	3.12(a)
Parent	Preamble
Purchase Price	2.3
Restricted Persons	5.2(b)
Second Principal Loan Amount Second Promissory Note Securities Act	5.1(c) 5.1(c) 3.4(c)
Shan Hai	6.1(e)(ii)
Warrantors	Preamble
Zhung-Yiu Pharmaceutical	6.1(e)(iii)

Section 1.3 Construction. Any reference in this Agreement to an "Article," "Section" or "Exhibit" refers to the corresponding Article, Section or Exhibit of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term "including" means "including without limitation" and is intended by way of example and not limitation. Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2
THE TRANSACTION

Section 2.1 Purchase and Sale. In accordance with the provisions of this Agreement, at the Closing, the Company will sell and issue to the Investor, and the Investor will purchase from the Company, the Shares.

Section 2.2 Authorization. The Company will, prior to the Closing, take all actions necessary to authorize the issuance to the Investor of the Shares.

Section 2.3 Purchase Price. The purchase price for the Shares (the "Purchase Price") is US$2.2499997 per Share, being US$2,000,000.00 (Two Million Dollars) in the aggregate.

Section 2.4 Closings.

The consummation of the acquisition of the Shares (the "Closing") will take place at the offices of Baker & McKenzie LLP, Unit 1601, Jin Mao Tower, 88 Century Avenue, Pudong, Shanghai, at 10:00 a.m., local time, on the fifth business day after all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived, or at such other time and place as the Parties may agree in writing. The time and date upon which the Closing actually occurs is referred to in this Agreement as the "Closing Date."

Section 2.5 Closing Deliveries.

(a) At the Closing, the Warrantors will deliver or cause to be delivered to the Investor:

(i) certificates representing the Shares against payment of the Purchase Price in accordance with Section 2.5(b)(i);

(ii) a certificate, dated as of the Closing Date, executed by each Warrantor confirming the satisfaction of the conditions specified in Section 6.1;

(iii) a certificate signed by the chairman of the board of directors or chief executive officer of each Investee Company dated as of the Closing Date and attaching, as the case may be: (A) the Company's charter and all amendments thereto, certified by the Secretary of State of the jurisdiction of the Company's organization not more than five business days prior to the Closing Date, (B) the Company's bylaws and all amendments thereto; (C) a certificate of good standing of the Company certified by the Secretary of State of the jurisdiction of the Company's organization and issued not more than five business days prior to the Closing Date; (C) for each of Likang Disinfectant and Likang Biological, the Articles of Association, Official Reply, Certificate of Approval and amended Business License confirming that it is 100% owned by the Company; and (D) all resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of the Company and of the Parent relating to this Agreement and the transactions contemplated by this Agreement;

(iv) a receipt for the Purchase Price in form reasonably satisfactory to the Investor; and

(v) evidence reasonably satisfactory to the Investor of the adoption by each of the Subsidiaries of articles of association in the form approved by the Investor in writing.

(b) At the Closing, the Investor will deliver or cause to be delivered to the Company:

(i) the Purchase Price by wire transfer of immediately available funds to an account specified in writing by the Company. The Company hereby irrevocably instructs and authorizes the Investor to pay such portion of the Purchase Price as is equal to the principal and accrued interest outstanding under the Promissory Notes on the Closing Date to the Investor in prepayment of such principal and accrued interest. Upon such prepayment being effected, the Investor shall deliver to the Company a letter from the Investor acknowledging the amount of debt so prepaid.

(ii) a certificate, dated as of the Closing Date, executed by the Investor confirming the satisfaction of the conditions specified in Section 6.2.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

The Warrantors jointly and severally represent and warrant to the Investor that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 3 are true and correct, except as set forth on the disclosure schedule delivered by the Warrantors to the Investor concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the "Warrantor Disclosure Schedule"):

Section 3.1 Organization and Good Standing. Each Investee Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and as planned to be conducted by the Investee Company. Each Investee Company is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary. Section 3.1 of the Warrantor Disclosure Schedule sets forth an accurate and complete list of each Investee Company's jurisdiction of formation and the other jurisdictions in which it is authorized to do business, and a complete and accurate list of the current directors and officers of each Investee Company. The Warrantors have delivered to the Investor accurate and complete copies of the certificate of incorporation and bylaws of the Company and the certificate of incorporation and bylaws or other comparable charter or organizational documents of each Subsidiary, as currently in effect, and no Investee Company is in default under or in violation of any provision thereof.

Section 3.2 Authority and Enforceability. Each of the Parent and the Company has all requisite power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of each of the Parent and the Company. This Agreement has been duly executed and delivered by each of the Parent and the Company and constitutes the legal, valid and binding obligation of each of the Parent and the Company, enforceable against each of the Parent and the Company in accordance with its terms.

Section 3.3 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, result in any payment becoming due under, or result in the imposition of any Encumbrances on any of the Shares or any of the properties or assets of any Investee Company under (i) the certificate of incorporation or bylaws of the Company, or the certificate of incorporation or bylaws or other comparable charter or organizational documents of any Subsidiary, or any resolution adopted by either of the Warrantors or the board of directors of any Investee Company, (ii) any Governmental Authorization or Contract to which any Investee Company or any Warrantor is a party or by which any Investee Company or any Warrantor is bound or to which any of their respective properties or assets is subject or (iii) any Law or Judgment applicable to any Investee Company or any Warrantor or any of their respective properties or assets; or (b) require any Investee Company or any Warrantor to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

Section 3.4 Capitalization and Ownership.

(a) The authorized capital stock of the Company consists solely of 200,000,000 shares of common stock, par value $.001 ("Common Stock"), of which 8,000,000 shares are issued and outstanding. The Parent is and immediately prior to Closing will be the sole record holder and beneficial owner of all of the issued and outstanding equity capital of the Company. Upon the consummation of the Closing, the Investor will be the beneficial owner of ten percent (10%) of the equity interest in the Company, free and clear of all Encumbrances. Section 3.4(a) of the Warrantor Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing.

(b) Section 3.4(b) of the Warrantor Disclosure Schedule sets forth for each Subsidiary (i) its name and jurisdiction of incorporation or organization, (ii) its authorized capital stock and (iii) the number of issued and outstanding shares of capital stock, the record and beneficial owners thereof and the number of shares held in treasury. No Investee Company owns, controls or has any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person, except for the Subsidiaries set forth in Section 3.4(b) of the Warrantor Disclosure Schedule. All of the outstanding equity securities and other securities of each Subsidiary are owned of record and beneficially by one or more of the Investee Companies, free and clear of all Encumbrances, in the respective amounts set forth in Section 3.4(b) of the Warrantor Disclosure Schedule.

(c) Except as set forth in this Section 3.4, (i) there are no equity securities of any class of any Investee Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which any Investee Company is a party or by which any Investee Company is bound obligating any Investee Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of any Investee Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating any Investee Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract. There are no Contracts to which any Investee Company or any Warrantor or any Affiliate of any Investee Company or any Warrantor is a party or by which any Investee Company or any Warrantor or any Affiliate of any Investee Company or any Warrantor is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act of 1933 (the "Securities Act") or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other equity interests of any Investee Company. No holder of Indebtedness of any Investee Company has any right to convert or exchange such Indebtedness for any equity securities or other securities of any Investee Company. No holder of Indebtedness of any Investee Company have any rights to vote for the election of directors of any Investee Company or to vote on any other matter.

(d) All of the issued and outstanding equity securities or the registered capital of the Company and each Subsidiary are duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (other than restrictions on transfer in effect after Closing under the Stockholders Agreement and applicable state and federal securities laws) and have been issued in compliance with all applicable Laws. No legend or other reference to any purported Encumbrance appears on any certificate representing the Shares or any equity securities or registered capital of any Subsidiary.

(e) There are no obligations, contingent or otherwise, of any Investee Company to repurchase, redeem or otherwise acquire any shares of capital stock or the registered capital of any Investee Company. No Investee Company is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person.

(f) The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (other than restrictions on transfer in effect after Closing under the Stockholders Agreement and applicable state and federal securities laws) and will have been issued in compliance with all applicable Laws. The Shares will be issued in compliance with all applicable federal and state securities laws.

Section 3.5 Financial Statements. Attached as Section 3.5 of the Warrantor Disclosure Schedule are the following financial statements (collectively, the "Financial Statements"):

(a) audited consolidated balance sheets of the Parent, the Company and the Investee Companies as of December 31, 2006 and December 31, 2005 (the most recent of which, the "Balance Sheet") and the related audited consolidated and consolidating statements of income, changes in stockholders' equity and cash flow for the fiscal years then ended, including in each case any notes thereto, together with the report thereon of Sherb & Co., LLP, independent certified public accountants; and

(b) an unaudited consolidated balance sheet of the Investee Companies as of September 30, 2007 (the "Interim Balance Sheet") and the related unaudited consolidated and consolidating statements of income, changes in stockholders' equity and cash flow for the three months then ended.

The Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Warrantors and the Investee Companies and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the interim financial statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the Balance Sheet). The Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Warrantors and the Investee Companies as of the respective dates and for the periods indicated therein, all in accordance with GAAP. No financial statements of any Person other than the Warrantors and the Investee Companies are required by GAAP to be included in the financial statements of the Company.

Section 3.6 Books and Records. The books of account, minute books, stock record books and other records of the Investee Companies are accurate and complete in all material respects and have been maintained in accordance with sound business practices and an adequate system of internal controls. At the time of the Closing, all of such books and records will be in the possession of the respective Investee Company. The minute books of each Investee Company in all material respects contain accurate and complete records of all meetings held of, and corporate action taken by, the Investee Company's stockholders, directors and directors' committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.

Section 3.7 Accounts Receivable.

(a) All notes and accounts receivable are reflected properly on the Balance Sheet, the Interim Balance Sheet or the accounting records of the Investee Companies as of the Closing Date and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Such notes and accounts receivable will as of the Closing Date be current and collectible, net of the respective reserve shown in the corresponding line items on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Investee Companies as of the Closing Date, as the case may be. Subject to such reserves, each such note and account receivable either has been or will be collected in full, without any setoff, within 90 days after the date on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such note or account receivable.

Section 3.8 Inventories. All inventories of the Investee Companies are of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business. None of such inventory is slow-moving, obsolete, damaged, defective or of below-standard quality, and all of which has been or will be written off or written down to net realizable value on the Balance Sheet, the Interim Balance Sheet or the accounting records of the appropriate Investee Company as of the Closing Date in accordance with the past custom and practice of the Investee Companies, subject only to the reserve for inventory write-down set forth in the corresponding line item on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Investee Companies. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is in accordance with GAAP. No Investee Company has any commitments to purchase inventory, other than in the ordinary course of business.

Section 3.9 No Undisclosed Liabilities. No Investee Company has any Liability except for (a) Liabilities accrued or expressly reserved for in line items on the Balance Sheet and (b) Liabilities incurred in the ordinary course of business after the date of the Balance Sheet.

Section 3.10 Absence of Certain Changes and Events. Since the date of the Balance Sheet, each Investee Company has conducted its business only in the ordinary course of business and there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Balance Sheet, there has not been with respect to any Investee Company any:

(a) amendment to its articles of incorporation, articles of association or bylaws or other comparable charter or organizational documents;

(b) change in its authorized or issued capital stock or registered capital, or issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Encumbrance on any shares of its capital stock or other voting securities or registered capital or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;

(c) split, combination or reclassification of any of its capital stock or registered capital;

(d) declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of its capital stock or registered capital (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent);

(e) (i) incurrence of any Indebtedness, (ii) issuance, sale or amendment of any of its debt securities or warrants or other rights to acquire any of its debt securities, guarantee of any debt securities of another Person, entry into any "keep well" or other Contract to maintain any financial statement condition of another Person or entry into any arrangement having the economic effect of any of the foregoing, (iii) loans, advances (other than routine advances to its employees in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly-owned Subsidiaries or (iv)  entry into any hedging Contract or other financial agreement or arrangement designed to protect any Investee Company against fluctuations in commodities prices or exchange rates;

(f) sale, lease, license, pledge or other disposition of or Encumbrance on any of its properties or assets (other than sales of inventory for fair consideration and in the ordinary course of business);

(g) acquisition by merger or consolidation with, or by purchase of all or a substantial portion of the assets, registered capital or any stock of, or by any other manner, (i) any business or Person or (ii) any assets that are material to any Investee Company individually or in the aggregate, except purchases of inventory and raw materials in the ordinary course of business;

(h) damage to, or destruction or loss of, any of its assets or properties with an aggregate value to any Investee Company in excess of $10,000, whether or not covered by insurance;

(i) entry into, modification, acceleration, cancellation or termination of or receipt of notice of termination of, any Contract (or series of related Contracts) which involves a total remaining commitment by or to any Investee Company of at least $10,000 or otherwise outside the ordinary course of business;

(j) (i) except as required by Law, adoption, entry into, termination or amendment of any Company Plan, collective bargaining agreement or employment, severance or similar Contract, (ii) increase in the compensation or fringe benefits of, or payment of any bonus to, any director, officer, employee or consultant or other independent contractor, (iii) amendment or acceleration of the payment, right to payment or vesting of any compensation or benefits, (iv) payment of any benefit not provided for as of the date of this Agreement under any Company Plan, (v) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Plans or Contracts or awards made thereunder or (vi) any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Plan;

(k) cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value exceeding $10,000 or otherwise outside the ordinary course of business;

(l) settlement or compromise in connection with any Proceeding;

(m) capital expenditure or other expenditure with respect to property, plant or equipment in excess of $50,000 in the aggregate for the Investee Companies taken as a whole;

(n) change in accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP;

(o) material change in payment or processing practices or policies regarding intercompany transactions;

(p) material acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

(q) making or rescission of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return; or

(r) authorization of or Contract by any Investee Company to take any of the actions described in this Section 3.10.

Section 3.11 Assets.

(a) Each Investee Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets, tangible or intangible, free and clear of any Encumbrances. Each Investee Company owns or leases all tangible personal property used in or necessary to conduct its business as conducted and as currently planned to be conducted by the Investee Companies.

(b) Each such item of tangible personal property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used and currently planned to be used by the Investee Companies and has been maintained in accordance with normal industry practice.

Section 3.12 Real Property.

(a) Section 3.12(a) of the Warrantor Disclosure Schedule sets forth an accurate and complete description of all real property in which any Investee Company has a fee simple estate, land-use rights or other ownership interest (the "Owned Real Property"). The Investee Companies have good and marketable title to the Owned Real Property, free and clear of any Encumbrances.

(b) Section 3.12(b) of the Warrantor Disclosure Schedule sets forth an accurate and complete description (by subject leased real property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all real property in which any Investee Company has a leasehold or subleasehold estate or other right to use or occupy (collectively, the "Leased Real Property"). The Warrantors have delivered to the Investor accurate and complete copies of all leases and other Contracts granting a right in or relating to the Leased Real Property and all Contracts and other documents evidencing, creating or constituting Encumbrances upon or rights in the Leased Real Property.

(c) Each Investee Company holds valid leasehold interests in its Leased Real Property, free and clear of any Encumbrances.

(d) Use of the Owned Real Property and the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning Laws and is not subject to "permitted non-conforming" use or structure classifications. All buildings, fixtures and other improvements, including the roof, foundation and floors and the heating, ventilation, air conditioning, mechanical, electrical and other building systems, located on the Owned Real Property and the Leased Real Property (collectively, the "Improvements") are in material compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and the disabled. The Owned Real Property and the Leased Real Property are supplied with utilities and other services necessary for the operation of the businesses of the Investee Companies and each parcel of such Real Property abuts on and has direct vehicular access to an improved public road or access to an improved public road via a permanent, irrevocable appurtenant easement improved with a road benefiting the parcel of such Real Property.

(e) No Person other than an Investee Company is in possession of any portion of the Owned Real Property or the Leased Real Property. No Investee Company has granted to any Person the right to use or occupy any portion of any parcel of the owned Real Property or the Leased Real Property, and no Investee Company has received notice, and the Warrantors have no Knowledge, of any claim of any Person to the contrary.

(f) The Improvements are structurally sound, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, are suitable for the purposes for which they are being used and planned to be used by the Investee Companies and have been maintained in accordance with normal industry practice. The Owned Real Property and the Leased Real Property constitute all such property used in or necessary to conduct the businesses of the Investee Companies as conducted and as currently planned to be conducted by the Investee Companies.

Section 3.13 Intellectual Property.

(a) Each Investee Company owns or otherwise possesses valid and legally enforceable rights to use all Intellectual Property owned, created, acquired, licensed or used by the respective Investee Companies at any time prior to and through the Closing Date (the "Company Intellectual Property"). Section 3.13(a) of the Warrantor Disclosure Schedule lists all material Company Intellectual Property.

(b) The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary to conduct the businesses of the Investee Companies as conducted and planned to be conducted by the Investee Companies. To the Warrantors' knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by any Investee Company violates or will violate any license or infringes or will infringe any Intellectual Property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is any Investee Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. No Investee Company has received any communications alleging that such Investee Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. Each Investee Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Investee Company's business. To the Warrantors' knowledge, it will not be necessary to use any inventions of any employees or consultants of any Investee Company (or Persons any Investee Company currently intends to hire) made prior to their employment by such Investee Company. Each employee and consultant of an Investee Company has assigned to such Investee Company all Intellectual Property rights he or she owns that are related to such Investee Company's business as now conducted and as presently proposed to be conducted. No Investee Company has embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.

Section 3.14 Contracts.

There is no Contract (or group of related Contracts) to which any Investee Company is a party, by which any Investee Company is bound or pursuant to which any Investee Company is an obligor or a beneficiary that

(a) involves:

(i) obligations (contingent or otherwise) of, or payments to, the Investee Company in excess of US$100,000;

(ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Investee Company;

(iii) contains any covenant limiting the right of any Investee Company to engage in any line of business or to compete (geographically or otherwise) with any Person, the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Investee Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or

(iv) indemnification by the Investee Company with respect to infringements of proprietary rights;

(b) is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which any Investee Company has any ownership interest in any other Person or business enterprise other than the Subsidiaries;

(c) was entered into other than in the ordinary course of business and that involves an amount or value in excess of $100,000 or contains or provides for an express undertaking by an Investee Company to be responsible for consequential damages; or

(d) is otherwise material to the business, properties or assets of any Investee Company or under which the consequences of a default or termination could result in a Material Adverse Effect.

Section 3.14(a) of the Warrantor Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) that do not meet the above the criteria.

(e) The Warrantors have delivered to the Investor an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each of the Contracts required to be listed in Section 3.14(a) of the Warrantor Disclosure Schedule. With respect to each such Contract required to be listed:

(i) the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms;

(ii) the Investee Companies and, to the Warrantors' Knowledge, the other parties to the Contract have performed all of their respective material obligations required to be performed under the Contract;

(iii) no Investee Company nor, to the Warrantors' Knowledge, any other party to the Contract is in breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by any Investee Company or, to the Warrantors' Knowledge, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any material benefit under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Shares or any of the properties or assets of any Investee Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has any Investee Company given or received notice or other communication alleging the same; and

(iv) the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and the Warrantors have no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.

(f) To the Warrantors' Knowledge, no director, agent, employee or consultant or other independent contractor of any Investee Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Investee Companies, (ii) his or her ability to assign to any Investee Company rights to any invention, improvement, discovery or information relating to the business of the Investee Companies or (iii) the ability of any Investee Company to conduct its business as currently conducted or as currently proposed to be conducted.

(g) None of the Investee Companies are, and none of the Investee Companies at any time within the past five years have been, parties to any Contract with (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).

Section 3.15 Tax Matters.

(a) There are no Tax Returns due and payable by any Investee Company which have not been timely paid. There are no Tax Returns or Taxes for any Investee Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports by any applicable Governmental Authority. Each Investee Company has duly and timely filed all Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(b) None of the Investee Companies is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Authority).

(c) None of the Investee Companies is or has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company is the common parent, and none of the Investee Companies has any Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise.

(d) None of the Investee Companies is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) There are no Encumbrances upon any properties or assets of any Investee Company arising from any failure or alleged failure to pay any Tax (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet).

(f) No Investee Company: (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes; (ii) not owns a single member limited liability company which is treated as a disregarded entity; (iii) is a stockholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); (iv) is a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law), and (v) is a stockholder in a "passive foreign investment company" within the meaning of Section 1297 of the Code.

Section 3.16 Employee Benefit Matters.

(a) Section 3.16(a) of the Warrantor Disclosure Schedule sets forth an accurate and complete list of all Company Plans maintained, established or sponsored by each Investee Company, or which each Investee Company participates in or contributes to, which is subject to ERISA and identifies each such Company Plan that provides for the deferral of compensation and is subject to Section 409A of the Code. Each Investee Company has made all required contributions and has no liability to any such Company Plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable Laws for any such Company Plan.

(b) The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan or constitute a "deemed severance" or "deemed termination" under any Company Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of any Investee Company. No Investee Company has made or has become obligated to make, and no Investee Company will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) or Section 162(m) of the Code (or any corresponding provision of foreign, state or local Law), nor will any Investee Company be required to "gross up" or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

Section 3.17 Employment and Labor Matters.

(a) Section 3.17(a) of the Warrantor Disclosure Schedule sets forth an accurate and complete list of all employees, consultants and independent contractors currently performing services for any Investee Company, including each employee on leave of absence or layoff status, along with the position, date of hire, engagement or seniority, compensation and benefits, scheduled or contemplated increases in compensation and benefits, scheduled or contemplated promotions, accrued but unused sick and vacation leave or paid time off and service credited for purposes of vesting and eligibility to participate under any Company Plan with respect to each such Person who received compensation in excess of US$10,000 for the fiscal year ended December 31, 2007 or is anticipated to receive compensation in excess of US$10,000 for fiscal year ending December 31, 2008. To the Warrantors' Knowledge, no director, officer, key employee or group of employees of any Investee Company intends to terminate his, her or their employment with the Investee Companies within the 12-month period following the Closing Date.

(b) No Investee Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Investee Company, has sought to represent any of the employees, representatives or agents of the Investee Company. There is no strike or other labor dispute involving the Investee Company pending, or to the Investee Company's knowledge, threatened, which could have a Material Adverse Effect, nor is the Investee Company aware of any labor organization activity involving its employees.

(c) There is no Proceeding pending or, to the Warrantors' Knowledge, threatened against or affecting any Investee Company relating to the alleged violation by any Investee Company (or its directors or officers) of any Law pertaining to labor relations or employment matters. No Investee Company has committed any unfair labor practice, nor has there has been any charge or complaint of unfair labor practice filed or, to the Warrantors' Knowledge, threatened against any Investee Company before the National Labor Relations Board or any other Governmental Authority. There has been no complaint, claim or charge of discrimination filed or, to the Warrantors' Knowledge, threatened, against any Investee Company with the Equal Employment Opportunity Commission or any other Governmental Authority.

(d) To each Investee Company's knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee's ability to promote the interest of the Investee Company or that would conflict with the Investee Company's business. Neither the execution or delivery of this Agreement, nor the carrying on of the Investee Company's business by the employees of the Investee Company, nor the conduct of the Investee Company's business as now conducted and as presently proposed to be conducted, will, to the Investee Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(e) No Investee Company is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each Investee Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. Each Investee Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Investee Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(f) No Investee Company has, within the last five years, implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law, and no such action will be implemented without advance notification to The Investor. Section 3.17(f) of the Warrantor Disclosure Schedule sets forth an accurate and complete list of all individuals whose employment with the Investee Companies has terminated during the 90-day period prior to the date of this Agreement.

Section 3.18 Environmental, Health and Safety Matters.

(a) Each Investee Company is, and for the last five years has been, in compliance with all, and not subject to any Liability under any, Environmental Laws and Occupational Safety and Health Laws. Without limiting the generality of the foregoing, each Investee Company and its respective Affiliates have obtained and complied in all respects with all Governmental Authorizations that are required pursuant to Environmental Laws and Occupational Safety and Health Laws for the occupation of their facilities and the operation of their businesses.

(b) No Investee Company has received any notice, report or other written communication or information regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law or Occupational Safety and Health Law or (ii) any Liability or potential Liability, including any investigatory, remedial or corrective obligation, relating to any Investee Company or any Owned Real Property or Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by any Investee Company arising under any Environmental Law or Occupational Safety and Health Law.

(c) No Hazardous Material, contamination, landfill, surface impoundment, disposal area or underground storage tank is present or, to the Warrantors' Knowledge, has ever been present at any Owned Real Property or Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by any Investee Company.

(d) No Investee Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Material, or owned or operated any property or facility, in a manner that has given or is reasonably likely to give rise to any Liability, including any Liability for response costs, corrective costs, personal injury, property damage, natural resources damage or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, or any other Environmental Law or Occupational Safety and Health Law.

(e) No Investee Company has, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.

(f) No event or circumstance relating to the operations of, or the properties or facilities currently or previously owned, leased, operated or controlled by, any Investee Company is reasonably likely (i) to prevent, hinder or limit continued compliance in all respects with any Environmental Law or Occupational Safety and Health Law, (ii) to give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law or Occupational Safety and Health Law, or (iii) to give rise to any other Liability pursuant to any Environmental Law or Occupational Safety and Health Law, including any Liability relating to onsite or offsite releases of Hazardous Materials, personal injury, property damage or natural resources damage.

(g) Neither this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or other third party, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws.

Section 3.19 Compliance with Laws, Judgments and Governmental Authorizations.

(a) Without limiting the scope of any other representation in this Agreement, each Investee Company has complied in all material respects with all, and no Investee Company has violated in any material respect any, Laws, Judgments and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets. No Investee Company has received at any time within the last three years any written or oral notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, Judgment or Governmental Authorization, or any actual, alleged or potential obligation on the part of any Investee Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Section 3.19(b) of the Warrantor Disclosure Schedule sets forth an accurate and complete list of each Governmental Authorization that is held by each Investee Company or that otherwise relates to the business of, or any of the assets owned or used by, any Investee Company, all of which are valid and in full force and effect and will remain so following the Closing. The Governmental Authorizations listed in Section 3.19(b) of the Warrantor Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Investee Companies to conduct their businesses lawfully in the manner in which they currently conduct such businesses and to permit the Investee Companies to own and use their assets in the manner in which they own and use such assets.

(c) Section 3.19(c) of the Warrantor Disclosure Schedule sets forth an accurate and complete list of each Judgment to which any Investee Company, or any of the assets owned or used by any Investee Company, is or has been subject. To the Warrantors' Knowledge, no director, officer, employee or agent of any Investee Company is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the business of any Investee Company.

(d) No Investee Company has made sales or consummated any other transactions outside the People's Republic of China.

Section 3.20 Legal Proceedings. Section 3.20 of the Warrantor Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings (a) by or against any Investee Company or that otherwise relate to or may affect the business of any Investee Company or any of the properties or assets owned, leased or operated by any Investee Company, (b) to the Warrantors' Knowledge, by or against any of the directors or officers of the Investee Companies in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Warrantors' Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. The Warrantors have delivered to The Investor accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings. Such Proceedings will not, in the aggregate, result in a Material Adverse Effect.

Section 3.21 Customers and Suppliers. Section 3.21 of the Warrantor Disclosure Schedule sets forth a complete and accurate list of the Investee Companies' 20 largest customers and 10 largest suppliers (measured in each case by dollar volume of purchases or sales during the most recently completed fiscal year of the Company) and the dollar amount of purchases or sales which each listed customer or supplier represented during such fiscal year. There exists no actual, and the Warrantors have no Knowledge of any threatened, termination, cancellation or limitation of, or any material change in, the business relationship of any Investee Company with any customer, supplier, group of customers or group of suppliers listed in Section 3.21 of the Warrantor Disclosure Schedule. No customer of any Investee Company has any right to any credit or refund for products sold or services rendered or to be rendered by the Investee Company pursuant to any Contract with or practice of the Investee Company other than pursuant to the Investee Company's normal course return policy, which described in Section 3.21 of the Warrantor Disclosure Schedule. No customer or supplier so listed has indicated within the past 12 months that it will stop or decrease the rate of its transactions, or otherwise change its business relationship, with any Investee Company.

Section 3.22 Product Warranty. Section 3.22 of the Warrantor Disclosure Schedule sets forth all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind the Investee Companies in connection with any licenses, goods or services by the Investee Companies. No product manufactured, sold, leased or delivered by any Investee Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 3.22 of the Warrantor Disclosure Schedule. Each product manufactured, sold, licensed, leased or delivered by any Investee Company at all times has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and no Investee Company has any Liability (and no facts or circumstances exist that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the corresponding line item on the Interim Balance Sheet, as adjusted for the passage of time through the Closing Date in the ordinary course, consistent with the past custom and practice of the Investee Companies.

Section 3.23 Product Liability. No Investee Company has any Liability (and no facts or circumstances exist that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by any Investee Company.

Section 3.24 Corruption and Trade Regulation.

(a) Neither any Investee Company, nor any of their respective officers, directors, employees, consultants, representatives, agents or Affiliates (nor any Person acting on behalf of any of the foregoing) has directly, or indirectly through a third-party intermediary, paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to (i) any officer or employee of a Governmental Authority, (ii) any Person acting for or on behalf of any Governmental Authority, (iii) any political party or official thereof, (iv) any candidate for political office or (v) any other Person at the suggestion, request, direction or for the benefit of any of the above-described Persons.

(b) Neither any Investee Company, nor any of their respective officers, directors, employees, consultants, representatives, agents or Affiliates has violated or is in violation of the Foreign Corrupt Practices Act of 1977 (the "FCPA") or any other applicable Law of similar effect, including Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

(c) Each transaction of the Investee Companies has been properly and accurately recorded on the books and records of the Investee Companies and each document on which entries in the Investee Companies' books and records are based (including purchase orders, customer or company invoices and service agreements) is complete and accurate in all respects. The Investee Companies maintain a system of internal accounting controls, internal controls over financial reporting and disclosure controls and procedures adequate to ensure (i) that books, records and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the Investee Companies' assets, (ii) that the integrity of their financial statements is maintained and (iii) that access to assets is permitted only in accordance with management's general or specific authorizations.

(d) Neither any Investee Company, nor any Person acting on behalf of any Investee Company, has, directly, or indirectly through a third-party intermediary, entered into any Contract that remains in effect and that contains provisions reflecting participation in or cooperation with the Arab League boycott of Israel.

(e) No Investee Company has at any time within the five years prior to the date of this Agreement engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from Burma, Cuba, Iran, Iraq, Libya, North Korea, Sudan or Syria (the "Certain Nations") or are a party to or beneficiary of, or have any interest in, any franchise, license, management or other Contract with any Person, either public or private, in the Certain Nations or are a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in the Certain Nations.

(f) All exports, re-exports, sales or transfers of products or services of the Acquired Companies have, within the five years prior to the date of this Agreement, been effected in accordance with all applicable Laws, including anti-corruption, customs, export control, trade sanctions, anti-terrorism and anti-boycott Laws of the United States or any other relevant jurisdiction. All products shipped by each of the Investee Companies have been accurately marked, labeled and transported in all material respects in accordance with applicable Laws.

(g) During the five years prior to the date of this Agreement, (i) no Investee Company has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under any applicable Laws and (ii) no Governmental Authority has initiated, or threatened to initiate, a Proceeding against any Investee Company or any of their respective officers, directors, employees, consultants, representatives, agents or Affiliates asserting that the Investee Company or Affiliate is not in compliance with any export or import Laws or the FCPA or any other applicable Law of similar effect.

Section 3.25 Insurance. Section 3.25 of the Warrantor Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by any Investee Company, or under which any Investee Company has been the beneficiary of coverage at any time within the past five years. All premiums due and payable under such insurance policies have been paid. The Warrantors have no Knowledge of any threatened termination of, or material premium increase with respect to, any of those policies. Section 3.25 of the Warrantor Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by the Investee Companies pursuant to any such certificate of insurance, binder or policy within the last three years, and describes the nature and status of the claims. No Investee Company has failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Section 3.24 of the Warrantor Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer. The certificates of insurance, binders and policies listed in Section 3.24 of the Warrantor Disclosure Schedule (taken together) are of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to fully insure the Investee Companies against insurable losses, damages and claims to their respective businesses, properties, assets and operations. No Investee Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

Section 3.26 Relationships with Affiliates.

(a) Other than (i) standard employee benefits generally made available to all employees, and (ii) standard director and officer indemnification agreements approved by the Board of Directors, there are no agreements, understandings or proposed transactions between any of the Investee Companies and any of its officers, directors, consultants or key employees, or any Affiliate thereof.

(b) No Investee Company is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Investee Companies' directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) is, directly or indirectly, indebted to any Investee Company or, (ii) to the Warrantors' Knowledge, has any direct or indirect ownership interest in any firm or corporation with which the Investee Company is affiliated or with which the Investee Company has a business relationship, or any firm or corporation which competes with the Investee Company except that directors, officers or employees or stockholders of the Investee Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Investee Company. None of the Investee Companies key employees or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with any Investee Company. None of the directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any Investee Company's customers, suppliers, service providers, joint venture partners, licensees and competitors.

Section 3.27 Payments in connection with this Agreement. No Investee Company or any Person acting on behalf of any Investee Company has incurred any Liability to make any payment in connection with any of the transactions contemplated by this Agreement, including without limitation for brokerage or finders' fees or agents' commissions.

Section 3.28 Disclosure. No representation or warranty of the Warrantors in this Agreement and no statement in the Warrantor Disclosure Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Warrantors that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 4 are true and correct, except as set forth on the disclosure schedule delivered by the Investor to the Warrantors concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement ("The Investor Disclosure Schedule"):

Section 4.1 Organization and Good Standing. The Investor is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

Section 4.2 Authority and Enforceability. The Investor has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of The Investor, enforceable against the Investor in accordance with its terms.

Section 4.3 No Conflict. Neither the execution, delivery and performance of this Agreement by the Investor, nor the consummation by The Investor of the transactions contemplated by this Agreement, will (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Investor under (i) the certificate of incorporation or bylaws of the Investor or any resolution adopted by the stockholders or board of directors of the Investor, (ii) any Governmental Authorization or Contract to which the Investor is a party or by which the Investor is bound or to which any of its properties or assets is subject or (iii) any Law or Judgment applicable to the Investor or any of its properties or assets; or (b) require the Investor to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

Section 4.4 Legal Proceedings. There is no pending Proceeding that has been commenced against the Investor and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Investor's knowledge, no such Proceeding has been threatened.

Section 4.5 Investment Intent. The Investor is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

Section 4.6 Restricted Securities. The Investor understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor's representations as expressed herein. The Investor understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Shares, for resale except as set forth in the Stockholders Agreement.

Section 4.7 Accredited Investor. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 4.8 Brokers or Finders. Neither the Investor nor any Person acting on its behalf has incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS

Section 5.1 Bridging Loans

(a) The Investor shall, within five Business Days after satisfaction of the conditions set forth in Section 5.1(b) below, lend to the Company, and the Company shall issue to the Investor a Promissory Note in respect thereof in the form of Exhibit G (the “First Promissory Note”), the sum of US$400,000 (Four Hundred Thousand Dollars) (the “First Principal Loan Amount”).

(b) The obligation of the Investor in Section 5.1(a) is subject to the satisfaction of each of the following conditions (any of which may be waived by the Investor, in whole or in part):

(i) The condition set forth in Section 6.1(e)(iii) shall have been satisfied; and

(ii) Shan Hai shall have opened a valid foreign exchange bank account, in the name of Shan Hai, within the People’s Republic of China, and shall have provided a copy to the Company (which the Company shall have provided a copy of to the Investor) of written confirmation thereof from the foreign exchange authorities.

(c) The Investor shall, within five (5) Business Days after satisfaction of the conditions precedent set forth in Section 5.1(d) below, lend to the Company, and the Company shall issue to the Investor a Promissory Note in respect thereof in the form of Exhibit G (the “Second Promissory Note”), the sum of US$200,000 (Two Hundred Thousand Dollars) (the “Second Principal Loan Amount”).

(d) The obligation of the Investor in Section 5.1(c) is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Investor, in whole or in part):

(i) The condition set forth in Section 6.1(e)(i) shall have been satisfied; and

(ii) Likang Disinfectant shall have obtained all Governmental Authorizations required to open, and shall actually have opened a valid foreign exchange bank account, in the name of Likang Disinfectant within the People’s Republic of China, and shall have provided reasonable written evidence thereof to the Investor.

Section 5.2 Use of Proceeds.

(a) The Company shall use the First Principal Loan Amount solely for the purpose of paying in full the purchase price for the acquisition, in accordance with section 6.1(e)(i), of the entire registered capital of Likang Disinfectant.

(b) The Company shall use the Second Principal Loan Amount solely for the purpose of making a contribution in that amount to Likang Disinfectant in the form of registered capital and shall cause Likang Disinfectant 67ythg (i) to obtain and provide a copy to the Investor of a valid capital verification report confirming the receipt of such contribution, and (ii) to use such funds solely for purposes of working capital of Likang Disinfectant and capital for future acquisitions of business lines by Likang Disinfectant.

(c) The Company shall cause the Purchase Price funds to be used solely for purposes of working capital of its Subsidiaries and capital for future acquisitions of business lines by one or more of the Investee Companies. The Company shall, forthwith, and in any event no later than two business days, after receipt of the Purchase Price funds (except, for the avoidance of doubt, for that portion of the Purchase Price funds to be paid to the Investor in prepayment of the Promissory Notes):

(i) contribute US$800,000 to Likang Disinfectant in the form of registered capital, and cause Likang Disinfectant to obtain and provide a copy to the Investor of a valid capital verification report confirming the receipt of such contribution; and

(ii) lend Likang Disinfectant US$420,000 in the form of a shareholder’s loan, and cause Likang Disinfectant to obtain and provide a copy to the Investor of written confirmation issued by the foreign exchange authorities that such loan has been validly registered.

(d) The Company will, and will cause Likang Disinfectant to, use its reasonable best efforts, both before and after the Closing, to obtain, as promptly as practicable after the date of this Agreement, all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in order to increase the registered capital of Likang Disinfectant to not less than One Million Seven Hundred Ninety Seven Thousand U.S. Dollars ($1,797,000). As soon as practicable, and in any event no later than two business days, after such Governmental Authorizations have been obtained, the Company shall contribute US$180,000 (being the balance of the Purchase Price funds received on the Closing Date) to Likang Disinfectant in the form of registered capital, and cause Likang Disinfectant to obtain and provide a copy to the Investor of a valid capital verification report confirming the receipt of such contribution.

Section 5.3 Operation of the Businesses of the Investee Companies.

(a) From the date of this Agreement until the Closing, the Warrantors will cause each Investee Company to (i) conduct its business only in the ordinary course of business, (ii) use its commercially reasonable efforts to preserve and protect its business organization, assets, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others doing business with it, (iii) confer with the Investor concerning operational matters of a material nature and (iv) otherwise report periodically to the Investor concerning the status of its business, operations and finances.

(b) Without limiting the generality of Section 5.3(a) and except as otherwise expressly permitted by this Agreement, the Warrantors will not cause or permit any Investee Company to (i) issue or authorize the issuance of any shares of capital stock of any Investee Company of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities of any Investee Company, or (ii) make, or announce any proposal to make, any change or addition (whether immediate, conditional or prospective) to the terms and conditions of employment of any of the employees of the Investee Companies that would result in any increase in the value of the compensation package for such employees.

Section 5.4 Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 5.5 Confidentiality.

(a) From the date of this Agreement until the Closing, the parties agree to be bound by and comply with the provisions set forth in the current Confidentiality Agreement between the Parent and the Investor (the "Confidentiality Agreement").

(b) From and after the Closing, the confidentiality obligations of the Investor under the Confidentiality Agreement will terminate with respect to all Confidential Information. From and after the Closing, the Investor and each Warrantor will, and will cause each of its Affiliates and its and their respective directors, officers, employees, agents, consultants and other advisors and representatives (its "Restricted Persons") to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.

(c) Except as contemplated by Section 5.6, neither the Investor nor any Warrantor will, or will cause or permit any of their respective Restricted Persons to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement and (iii) as permitted in accordance with Section 5.5(d). Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 5.5(c) and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(d) If a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) give the other party immediate written notice of such requirement, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the written opinion of its counsel, in form and substance reasonably acceptable to the other party, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.

Section 5.6 Public Announcements. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party or parties hereto that the parties shall agree in advance (such agreement not to be unreasonably withheld or delayed) as to the contents and timing of any press release or other public statement or disclosure with respect to the transactions contemplated by this Agreement, except as may be required to comply with the requirements of any applicable Laws, in which case such party shall use its reasonable best efforts to consult with the other party before releasing such information.

Section 5.7 Land and Workshops.

(a) Jia Tang Land and Workshops. The Company shall cause Likang Disinfectant to complete, within seven (7) months after the Closing Date, the acquisition and become the registered owner of the land-use rights, free and clear of Encumbrances (as evidenced by the receipt of valid land-use right certificates and building ownership certificates) for the 4,384 square meter plot of land and the workshops constructed thereon located at No. 1104, Jia Tang Gong Road, Jiading District that Likang Disinfectant purchased from Zhung-Yiu Pharmaceutical pursuant to an agreement dated August 5, 2005; and

(b) Jiading Land. The Company shall cause Likang Biological to complete, as soon as practical, the acquisition and become the registered owner of the land-use rights, free and clear of Encumbrances (as evidenced by the receipt of a valid land-use rights certificates) for the 16 mu plot of land it agreed to purchase from the Jiading Land and Property Administrative Bureau pursuant to a Letter of Intent dated April 7, 2004.

Section 5.8 Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1 Conditions to the Obligation of the Investor. The obligation of the Investor to acquire the Initial Shares is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Investor, in whole or in part), provided that, if the conditions set forth in this Section 6.1 have not been satisfied or waived in writing on or before March 31, 2008, the Investor may, at its option, terminate this Agreement by written notice to the Company and the Parent.

(a) Accuracy of Representations and Warranties. The representations and warranties of the Warrantors in this Agreement will be true and correct in all respects as of the date of this Agreement, except for the representations and warranties will be true and correct in all respects where such representation and warranty is qualified with respect to materiality;

(b) Performance of Covenants. All of the covenants and obligations that the Investee Companies are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c) No Action. There must not be in effect, published, introduced or otherwise formally proposed any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that in any case could (i) prohibit, make illegal, restrain the consummation of, or otherwise materially alter, any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(d) Approvals. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing;

(e) Likang Business Restructuring. The Investee Companies shall have been re-structured in a manner satisfactory to the Investor, including without limitation, the completion of each of the following changes and such other changes as the Investor may reasonably request:

(i) Acquisition of Likang Disinfectant. The Company shall have: (A) validly acquired, free and clear of Encumbrances, the entire registered capital of Likang Disinfectant through procedures duly conducted through the Shanghai United Assets and Equity Exchange Center; (B) paid the purchase price for such acquisition in full, as confirmed by Foreign Exchange Settlement Certificates issued by the State Administration of Foreign Exchange for the Receipt of Equity Transfer Payment; and (C) obtained or completed all Governmental Authorizations required for such acquisition, and the conversion and registration of Likang Disinfectant into a wholly-foreign owned enterprise owned as to 100% by the Company (including without limitation, receipt of Official Replies and Certificates of Approval from the Shanghai Foreign Investment Commission and amended Business Licenses from the Shanghai Administration of Industry and Commerce), all in accordance with applicable Law.

(ii) Acquisition of Likang Biological. Likang Disinfectant shall have: (A) validly acquired, free and clear of Encumbrances, the entire registered capital of Shanghai Biological High-Tech (Shanghai) Company Limited (“Likang Biological”); (B) paid the purchase price for such acquisition in full, as confirmed by the written confirmation issued by Likang Biological; and (C) obtained or completed all Governmental Authorizations required for such acquisition, and the conversion and registration of Likang Biological into a wholly owned enterprise owned as to 100% by Likang Disinfectant (including without limitation, receipt of the amended Business Licenses from the Shanghai Administration of Industry and Commerce), all in accordance with applicable Law.

(iii) Release from Shan Hai Obligations and Sale and Lease back Arrangements. Shanghai Shan Hai Enterprise (Group) Co., Ltd.(“Shan Hai”) shall have agreed in writing to release the Parent, the Company and the Investee Companies, on terms approved by the Investor, from all remaining obligations arising in connection with the agreements pursuant to which Shan Hai agreed to transfer its 10% interest in Likang Disinfectant to the Company, including without limitation, any obligation to: (A) acquire Shanghai Mei Rui Medical Hi-Tech Co., Ltd. (“Mei Rui”), a company established by Shan Hai and one of its Hong Kong affiliates and formerly known as “Shanghai Likang Mei Rui Medical Hi-Tech Co., Ltd.”, or (B) provide management services to Mei Rui. Moreover, Shan Hai shall also have agreed in writing to purchase the factory and office building with a total area of around 900 square meters located at No. 476 Hu Tai Zhi Road, such building being currently occupied by Likang Disinfectant ("Shan Hai Building") at the then prevailing fair market price, and to lease the Shan Hai Building back to Likang Disinfectant at the rent of RMB0.6 per square meter per day for a term of no shorter than five (5) years, unless the Shan Hai Building is required to be early demolished according to the zoning plan issued by Shanghai Municipality.

(iv) Distributors. Likang Disinfectant shall have entered into valid distribution contracts with reputable independent distributors for its products, established appropriate training programs and guidelines relating to their business practices, and validly terminated all other distribution arrangements, all to the Investor’s satisfaction.

(v) Transfer of Likang Trading. Likang Disinfectant shall have completed the transfer of the entire registered capital of Likang International Trading (Shanghai) Co., Ltd. (“Likang Trading”) to Mr. Xuelian Bian and Mr. Wei Guan on terms acceptable to the Investor.

(vi) Transfer and Liquidation of Likang Pharmaceuticals. The entire registered capital of Likang Pharmaceuticals shall have been transferred to Jiu Qing Biological Products (Shanghai) Co., Ltd. on terms acceptable to the Investor, and procedures for liquidating and dissolving Liang Pharmaceuticals shall have been commenced.

(vii) Use of Name and Non-Competition Agreements. Likang Pharmaceuticals, Likang Trading, Meirui and their respective Affiliates and distributors shall have removed "Likang" from their names, and signed non-compete agreements with Likang Disinfectant satisfactory to the Investor.

(viii) Guarantees Replaced. Likang Disinfectant shall have obtained replacement guarantees to support loans owed to Shanghai Rural and Commercial Bank, or replaced such loans with new loans from a bank that does not require such guarantees.

(ix) Articles of Association. The Articles of Association of Likang Disinfectant and Likang Biological, respectively, shall have been amended to the satisfaction of the Investor including any amendments required to enable the Company to make the registered capital contributions and shareholders loans contemplated by Section 6.1.

(xi) Public Filings. Linkwell Corporation shall have made all public announcements and filings in connection with the purchase and sale of the Shares, the restructuring of the Investee Companies and the Commercial Agreements contemplated in this Agreement as may be required by applicable Law.

(f) Opinion of Company Counsel. The Investor shall have received from Burns & Levinson LLP, counsel for the Company, an opinion, dated as of the Closing and reasonably satisfactory in form and substance to the Investor, confirming the due execution, delivery, legality and validity of this Agreement, the Stockholders Agreement, the Registration Rights Agreement and the Commercial Agreements;

(g) Stockholders Agreement. The Parent and the Company shall have duly executed and delivered the Stockholders Agreement;

(h) Registration Rights Agreement. The Parent shall have duly executed and delivered the Registration Rights Agreement;

(i) Commercial Agreements. Shanghai Likang shall have duly executed and delivered each of the Commercial Agreements;

(j) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and the Investor (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates;

(k) No Material Adverse Effect. Since the date of this Agreement, there must not have been any Material Adverse Effect;

(l) Additional Documents. The Warrantors will have delivered or caused to be delivered (i) each document that Section 2.5(a) requires them to deliver, and (ii) such other documents, instruments and certificates as the Investor may reasonably request for the purpose of consummating the transactions contemplated by this Agreement;

(m) Due Diligence. The Investor shall have completed its due diligence investigations of the Investee Companies to its satisfaction.

Section 6.2 Conditions to the Obligation of the Warrantors. The obligation of the Warrantors to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Warrantors, in whole or in part):

(a) Accuracy of Representations and Warranties. The representations and warranties of the Investor in this Agreement will be true and correct in all respects as of the date of this Agreement and will be true and correct, except for the representations and warranties will be true and correct in all respects where such representation and warranty is qualified with respect to materiality;

(b) Performance of Covenants. All of the covenants and obligations that the Investor is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c) No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement;

(d) Approvals. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing;

(e) Stockholders Agreement. The Investor shall have duly executed and delivered the Stockholders Agreement; and

(f) Commercial Agreements. Ecolab Chemicals Ltd. shall have duly executed and delivered each of the Commercial Agreements.

ARTICLE 7
INDEMNIFICATION

Section 7.1 Indemnification by the Warrantors. Subject to the limitations expressly set forth in Section 7.6, the Warrantors, jointly and severally, will indemnify and hold harmless the Investor, each of the Investor's Affiliates and each of their respective directors, officers, employees, agents, consultants, advisors, representatives and equity holders (collectively, the "Investor Indemnified Parties") from and against, and will pay to the Investor Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Investor Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of the Warrantors contained in this Agreement or in any certificate, instrument or document delivered by the Warrantors in connection with this Agreement;

(b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Warrantors contained in this Agreement;

(c) the Warrantors' performance of their obligations under this Agreement and the Stockholders Agreement;

(d) any fine, penalty, disruption of operations, expense, costs or other loss that either Likang Disinfectant or Likang Biological may suffer as a result of not having any land use rights, building ownership rights or Governmental Authorization that may be required in respect of its operations; and

(e)  any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (d) above.

For purposes of this Section 7.1, any inaccuracy in, or breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Warrantors, and the amount of any Losses associated therewith, will be determined without regard to any materiality, material adverse effect or similar qualification.

Section 7.2 Indemnification by the Investor. Subject to the limitations expressly set forth in Section 7.6, the Investor will indemnify and hold harmless the Warrantors from and against, and will pay to the Warrantors the monetary value of, any and all Losses incurred or suffered by the Warrantors directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of the Investor contained in this Agreement or in any certificate, instrument or document delivered by the Investor in connection with this Agreement;

(b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Investor set forth in this Agreement or the Stockholders Agreement; and

(c) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) and (b) above.

For purposes of this Section 7.2, any inaccuracy in, or breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by The Investor, and the amount of any Losses associated therewith, will be determined without regard to any materiality, material adverse effect or similar qualification.

Section 7.3 Claim Procedure.

(a) A party that seeks indemnity under this Article 7 (an "Indemnified Party") will give written notice (a "Claim Notice") to the party from whom indemnification is sought (an "Indemnifying Party") containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b) Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii) dispute the Indemnified Party's entitlement to indemnification by delivering to the Indemnified Party a written notice (an "Objection Notice") setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c) If the Indemnifying Party fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(d) If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 8.11.

(e) Any indemnification of an Indemnified Party pursuant to this Article 7 will be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Party.

(f) The foregoing indemnification payments will be made within five business days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 7.3(c) if an Objection Notice has not been timely delivered in accordance with Section 7.3(b) or (iii) both such amount and the Indemnifying Party's obligation to pay such amount have been finally determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 8.11 if an Objection Notice has been timely delivered in accordance with Section 7.3(b).

Section 7.4 Third Party Claims.

(a) Without limiting the general application of the other provisions of this Article 7, if another Person not a party to this Agreement alleges facts that, if true, would mean that a party has breached its representations and warranties in this Agreement, the party for whose benefit the representations and warranties are made will be entitled to indemnity for those allegations and demands and related Losses under and pursuant to this Article 7. If the Indemnified Party seeks indemnity under this Article 7 relating to a claim by another Person not a party to this Agreement, then the Indemnified Party will deliver a Claim Notice to the Indemnifying Party and will include in such Claim Notice (i) notice of the commencement of any Proceeding relating to such claim within 30 days after the Indemnified Party has received written notice of the commencement of such Proceeding and (ii) the facts constituting the basis for such Proceeding and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

(b) Within 30 days after the Indemnified Party's delivery of notice of the commencement of such Proceeding under this Section 7.4, the Indemnifying Party may assume control of the defense of such Proceeding by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i) acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with such Proceeding constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 7 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and

(ii) retains counsel for the defense of such Proceeding reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and paying all Losses that may arise under the claim.

In no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Proceeding (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party, or (C) in which the outcome of any Judgment or settlement in the matter could materially adversely affect the business of the Indemnified Party (collectively, clauses (A)-(C), the "Special Claims"). An Indemnifying Party will lose any previously acquired right to control the defense of any Proceeding if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c) If the Indemnifying Party does not, or is not able to, assume or maintain control of such defense in compliance with Section 7.4(b), the Indemnified Party will have the right to control such defense. If the Indemnified Party controls such defense, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys' fees and other costs and expenses of defense. To the extent that the underlying claim does not constitute a Special Claim, the party not controlling such defense (the "Noncontrolling Party") may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Proceeding, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as "Losses" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") will reasonably advise the Noncontrolling Party of the status of such Proceeding and the defense thereof and, with respect to any Proceeding that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Proceeding.

(d) If the Indemnified Party is controlling the defense of such Proceeding, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, such Proceeding without prior notice to or consent of the Indemnifying Party. All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this Article 7. The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay. The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding effected without its consent.

(e) Notwithstanding the provisions of Section 8.11, each Indemnifying Party consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein. Each Indemnifying Party agrees that process may be served on it with respect to such a claim anywhere in the world.

Section 7.5 Survival.

(a) All representations and warranties contained in this Agreement and any certificate delivered pursuant to this Agreement will survive the Closing, irrespective of any facts known to any Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Indemnified Party, for a period of 24 months from the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.11(a), 3.15 and 3.18, and the corresponding right to make claims thereunder, will survive until 180 days following the expiration of the statute of limitations applicable to the underlying matters covered by such provisions, and (ii) the representations and warranties set forth in Sections 3.2, 3.3, 3.4 and 3.26, and the corresponding right to make claims thereunder, will survive indefinitely. Notwithstanding anything to the contrary in this Agreement, the rights of the Investor Indemnified Parties and the Warrantors to make claims for indemnification or reimbursement based upon any covenant to be performed or complied with after the Closing Date will survive indefinitely.

(b) If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of any such representation or warranty, or a notice that, as a result of a Proceeding instituted or claim made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice. If the Proceeding or written claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

Section 7.6 Limitations on Liability.

(a) In no event will the aggregate Liability of the Warrantors under this Agreement exceed Two Million Dollars (US$2,000,000).

(b) In no event will the Investor's Liability under this Agreement exceed Two Million Dollars (US$2,000,000).

(c) Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the Liability of a party to another party for fraud or willful misconduct committed by such party or for intentional non-disclosure by a party of a matter or circumstance that constitutes a qualification of or exception to the accuracy of the terms of any representation or warranty made by that party in this Agreement.

Section 7.7 No Right of Indemnification or Contribution. Neither of the Warrantors has any right of indemnification or contribution against any Subsidiary with respect to any breach by a Warrantor of any of its representations, warranties, covenants or agreements in this Agreement or any Ancillary Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

Section 7.8 Exercise of Remedies by The Investor Indemnified Parties other than the Investor. No Investor Indemnified Party (other than the Investor or any successor or assignee of The Investor) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Investor (or any successor or assignee of the Investor) consents to the assertion of the indemnification claim or the exercise of any other remedy.

ARTICLE 8
GENERAL PROVISIONS

Section 8.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day) or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company:

Linkwell Tech Group, Inc.
476 Hutai Branch Road
Baoshan District
Sanghai, China 200436
Fax: (8621) 66501425
Attn: Secretary

If to the Parent:

Linkwell Corporation
476 Hutai Branch Road
Baoshan District
Sanghai, China 200436
Fax: (8621) 66501425
Attn: Secretary

    with a copy (which will not constitute notice) to:

Burns & Levinson LLP
125 Summer St.
Boston, MA  02110
Fax: (617) 345-3299
Attn: Stephen D. Brook

If to the Investor:

Ecolab Inc.,
Ecolab Center,
370 Wabasha Street North,
St. Paul, MN 55102-1390
Fax: (651) 293-2573
Attention: General Counsel

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP
One Prudential Plaza, Suite 3500
Chicago, Illinois, 60601
Fax: 312 861 2899
Attention: Edward J. West

Section 8.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 8.3 Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party's rights and remedies in this Agreement is not intended to be exclusive, and a party's rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 8.4 Entire Agreement. This Agreement (including the Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 5.2.

Section 8.5 Assignment and Successors. This Agreement binds and benefits the parties and their respective successors and assigns. No party may delegate any performance of its obligations under this Agreement, except that the Investor may at any time delegate the performance of its obligations to any Affiliate of the Investor so long as the Investor remains fully responsible for the performance of the delegated obligation. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

Section 8.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 8.7 Exhibits. The Exhibits to this Agreement are incorporated herein by reference and made a part of this Agreement. The Warrantor Disclosure Schedule and the Investor Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, as applicable. The disclosure in any section or paragraph of the Warrantor Disclosure Schedule or the Investor Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

Section 8.8 Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 8.9 Governing Law. Unless any Exhibit specifies a different choice of law, the internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

Section 8.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 8.11 Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of Minnesota, County of Ramsey, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.1. Nothing in this Section 8.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 8.13 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party's signature is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

Ecolab Inc.

By:	/s/ Phillip J Mason
Name: Phillip J Mason Title: President, International Sector

Linkwell Tech Group, Inc.

By:	/s/ Xuelian Bian
Name: Xuelian Bian Title: President

Linkwell Corporation

By:	/s/ Xuelian Bian
Name: Xuelian Bian Title: Chairman